WELCOME
GERMAN AMERICAN BANCORP, INC.
Shareholder Rights Offering
Informational Meeting

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-157665

Mark A. Schroeder
President & CEO

Subordinated Debentures

8% Interest Rate

Unsecured Debt / Not FDIC Insured

Subordinated to All Other Creditors

Redeemable On or After March 30, 2012

Final Maturity Date of March 30, 2019

Purpose of Debt Offering

Qualifies as Regulatory Capital

Strengthening of Capital Base

Future Growth Opportunities

Regulatory Capital Cushion

Use of Offering Proceeds

General Corporate Purposes

Bank-Level Capital Contribution

Bradley M. Rust
Executive Vice President & CFO

Financial Overview

Total Assets

(Dollars In Millions)

Total Loans, Net of Unearned Income

= Commercial & Agricultural Loans as % of Total Loans

(Dollars In Millions)

Total Shareholder Equity

= Return on Equity

(Dollars In Millions)

Net Interest Income (Tax-Equivalent)

(Dollars In Thousands)

Total Non-Interest Income

(Excluding Securities Gains/Losses)

(Dollars In Thousands)

Non-Interest Expense

(Dollars In Thousands)

Net Income & Earnings Per Share

(Dollars In Thousands)

Terri A. Eckerle
Shareholder Relations Officer

Subscription Procedures

Subscription Certificate

Payment Options

Delivery Instructions

Deadline:  April 23, 2009

Questions
&
Answers

Setting HIGHER *standards* in banking, insurance, and wealth management.

Setting HIGHER *standards* in banking, insurance, and wealth management.

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Setting HIGHER *standards* in banking, insurance, and wealth management.

STRENGTH in *Numbers*


$1,200
$1,150
$1,100
$1,050
$1,000
$950
$900
$850
$942
$946
$1,093
$1,132
$1,191
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08

STRENGTH in *Numbers*


$930
$880
$830
$780
$730
$680
$630
$580
$630
$652
$796
$868
$890
66%
64%
69%
72%
75%
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08

STRENGTH in *Numbers*



$110,000
$100,000
$90,000
$80,000
$70,000
$60,000
$50,000
$83,669
$82,255
$92,391
$97,116
$105,174
8.77%
11.51%
11.56%
10.04%
12.84%
2004
2005
2006
2007
2008

STRENGTH in *Numbers*



$42,000
$40,000
$38,000
$36,000
$34,000
$32,000
$30,000
$28,000
$32,867
$33,443
$37,252
$39,205
$41,525
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08

STRENGTH in *Numbers*


$19,000
$18,000
$17,000
$16,000
$15,000
$14,000
$13,000
$12,000
$11,000
$10,000
$13,298
$14,502
$15,042
$16,384
$18,116
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08

STRENGTH in *Numbers*



$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$30,609
$31,756
$37,059
$37,221
$36,716
2004
2005
2006
2007
2008

STRENGTH in *Numbers*



$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$7,239
$9,721
$10,221
$9,405
$12,803
$0.66
$0.89
$0.93
$0.85
$1.16
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08

Setting HIGHER *standards* in banking, insurance, and wealth management.

THIS OFFER EXPIRES AT 5:00 P.M. NEW YORK CITY TIME, ON APRIL 23, 2009

GERMAN AMERICAN BANCORP, INC.

Subscription Certificate

TO SUBSCRIBE FOR 8% REDEEMABLE SUBORDINATED DEBENTURES DUE 2019

German American Bancorp, Inc. ("GABC") issued to its shareholders of record (the "Record Date Shareholders"), as of the close of business on March 16, 2009 (the "Record Date"), non-transferable rights ("Rights") on the basis of one Right for each whole Common Share (no par value) of GABC ("Share") held on the Record Date, generally entitling the holders thereof to subscribe to purchase 8% Redeemable Subordinated Debentures due 2019 (the "Debentures") , at a purchase price of 100% of principal amount, at a rate of One Dollar and Thirty Six Cents ($1.36) in principal amount of Debentures, for each Right held (the "Primary Subscription"). The terms and conditions of the rights offer (the "Offer") are set forth in GABC's Prospectus, dated March 25, 2009 (the "Prospectus"), which is incorporated herein by reference. The owner of this Subscription Certificate is entitled to the number of Rights shown on this Subscription Certificate. Debentures will be issued only in denominations of integral multiples of $10,000; Record Date Shareholders may round up the principal amount of Debentures represented on this Subscription Certificate to the nearest integral multiple of $10,000 (the "Rounding-Up Privilege"), as described in the Prospectus. Record Date Shareholders who have fully exercised their Rights including their Primary Subscription and their Rounding-Up Privilege are entitled to subscribe for additional Debentures pursuant to the Over-Subscription Privilege, subject to certain limitations and allotment, as described in the Prospectus. Capitalized terms not defined herein have the meanings attributed to them in the Prospectus.

SAMPLE CALCULATION

FOR A RECORD DATE SHAREHOLDER WHO OWNS 5,000 SHARES

PRIMARY SUBSCRIPTION ENTITLEMENT AND ROUNDING-UP PRIVILEGE

No. of Shares owned on the Record Date 5,000 X 1 = 5,000 Rights (one Right for every Share)
No. of Rights issued on the Record Date 5,000 X $1.36 = $6,800 principal amount of Debentures ("Primary Subscription")
Principal Amount of Debentures $6,800, rounded up = $10,000 principal amount of Debentures Shareholder is entitled to buy based on basic subscription and Rounding-up Privilege Subscription and Round Up Privilege.

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable and, therefore, may not be transferred or sold.

SUBSCRIPTION PRICE

The Subscription Price is 100% of the principal amount of the Debentures for which subscription is made.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST EITHER (i) COMPLETE AND SIGN THIS SUBSCRIPTION CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TOGETHER WITH PAYMENT OF AN AMOUNT EQUAL TO THE SUBSCRIPTION PRICE OF THE DEBENTURES FOR WHICH YOU HAVE SUBSCRIBED (INCLUDING PURSUANT TO THE ROUNDING-UP PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE), OR (ii) PRESENT A PROPERLY COMPLETED NOTICE OF GUARANTEED DELIVERY, IN EITHER CASE TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, BEFORE 5:00 P.M. NEW YORK CITY TIME, ON APRIL 23, 2009, OR SUCH LATER DATE AS MAY BE DETERMINED BY GABC ("EXPIRATION DATE").

Full payment of the Subscription Price for all Debentures subscribed for pursuant to both the Primary Subscription and Rounding-up Privilege and the Over-Subscription Privilege must accompany this Subscription Certificate and must be made payable in United States dollars by money order or check drawn on a bank or branch located in the United States payable to Computershare, Inc. No third-party checks will be accepted. Because uncertified personal checks may take at least five business days to clear, we recommend you pay, or arrange for payment, by means of certified or cashier's check. Alternatively, if a Notice of Guaranteed Delivery is used, a properly completed and executed Subscription Certificate, and full payment, as described in such Notice, must be received by the Subscription Agent no later than 5:00 P.M., New York City time, on the third business day after the Expiration Date, unless the offer is extended by GABC. For additional information, see the Prospectus.

Certificates for the Debentures acquired pursuant to the exercise of Rights, including pursuant to the Rounding-Up Privilege and the Over-Subscription Privilege, will be mailed promptly after the expiration of the Offer and full payment for the Debentures subscribed for has been received and cleared. **Because a shareholder may not receive any or all the Debentures for which the shareholder subscribes, shareholders may receive a refund of all or part of the subscription payment.** Any excess payment to be refunded by GABC to a shareholder will be mailed by the Subscription Agent to such shareholder as promptly as practicable. No interest will be paid to shareholders on such amounts.

* Unless extended by GABC

Account #: 1234

Jane Doe and
Jack Doe
553 N 400 W
JASPER, IN 47546-9727

CUSIP #: 373865104

Number of Rights Issued: 1589

Maximum Eligible Debentures under Primary Subscription,

Giving Effect to Rounding-up Privilege: 10000

SECTION 1: **OFFERING INSTRUCTIONS** (check the appropriate boxes) **IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT:**	SIGN:
☐ I apply for ALL of my entitlement of Debentures pursuant to the Primary Subscription and Rounding-Up Privilege	$__________ (principal amount of Debentures in denominations of $10,000 or integral multiples of $10,000)
☐ In addition, I apply for additional Debentures pursuant to the Over-Subscription Privilege**	$__________ (principal amount of Debentures in denominations of $10,000 or integral multiples of $10,000)
IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT:	
☐ I apply for (must be at least $10,000, or in an integral multiple of $10,000)	$__________ (principal amount of Debentures in denominations of $10,000 or integral multiples of $10,000)
Amount of check enclosed ________	
IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing.	

* Debentures are priced at 100 % of principal amount and are issued in integral multiples of $10,000.

** You can participate in the Over-Subscription Privilege only if you have subscribed for your full entitlement of debentures pursuant to the Primary Subscription and have exercised your Rounding-up Privilege.

*** If you wish to have your Debentures and/or refund check (if any) delivered to an address other than that listed on this Subscription Certificate you must have your signature guaranteed. Appropriate signature guarantors include: banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers and government securities dealers. Please provide the delivery address above and note if it is a permanent change.

Please complete all applicable information and return to:

COMPUTERSHARE TRUST COMPANY

By Mail
Computershare Trust Company
Computershare Trust Company N.A.
Attention Corporate Actions
PO Box 859208
Braintree, MA 02185

By Overnight Courier
Computershare Trust Company
Computershare Trust Company N.A.
Attention Corporate Actions
161 Bay State Drive
Braintree, MA 02184

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and the Offer may be directed to the Information Agent:

Georgeson

199 Water Street – 26th Floor, New York, NY 10038
Banks and Brokers Call: (212) 440-9800
Call Toll Free: (800) 733-6860

Jane Doe and
Jack Doe
553 N 400 W
JASPER, IN 47546-9727

Setting HIGHER *standards* in banking, insurance, and wealth management.